ACCOUNTING SERVICES AGREEMENT

     THIS AGREEMENT is made and entered into this 13th day of July, 2019, by and between the CAPITAL MANAGEMENT INVESTMENT TRUST (the “Trust”), a Massachusetts business trust having its principal place of business at 140 Broadway, 44th Floor, New York, NY 10005, and Mutual Shareholder Services, LLC, a Delaware Limited Liability Company (“MSS”).

RECITALS:

     A. The Trust is an open-end management investment company registered with the United States Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     B. MSS is a corporation experienced in providing accounting services to mutual funds and possesses facilities sufficient to provide such services; and

     C. The Trust desires to avail itself of the experience, assistance and facilities of MSS and to have MSS perform the Trust certain services appropriate to the operations of the Trust, and MSS is willing to furnish such services in accordance with the terms hereinafter set forth.

AGREEMENTS:

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

1. DUTIES OF MSS.

     MSS will provide the Trust with the necessary office space, communication facilities and personnel to perform the following services for the Trust:

     (a) Timely calculate and transmit to NASDAQ the daily net asset value of each class of shares of each portfolio of the Trust, and communicate such value to the Trust and its transfer agent;

     (b) Maintain and keep current all books and records of the Trust as required by Rule 31a-1 under the 1940 Act, as such rule or any successor rule may be amended from time to time ("Rule 31a-1"), that are applicable to the fulfillment of MSS's duties hereunder, as well as any other documents necessary or advisable for compliance with applicable regulations as may be mutually agreed to between the Trust and MSS. Without limiting the generality of the foregoing, MSS will prepare and maintain the following records upon receipt of information in proper form from the Trust or its authorized agents:

  Cash receipts journal
  Cash disbursements journal
  Dividend record
  Purchase and sales - portfolio securities journals
  Subscription and redemption journals
  Security ledgers
  Broker ledger
  General ledger
  Daily expense accruals
  Daily income accruals
  Securities and monies borrowed or loaned and collateral therefore
  Foreign currency journals
  Trial balances

     (c) Provide the Trust and its investment adviser with daily portfolio valuation, net asset value calculation and other standard operational reports as requested from time to time.

     (d) Provide all raw data available from its fund accounting system for the preparation by the Trust or its investment advisor of the following

1. Semi-annual and annual financial statements;

2. Semi-annual forms N-CSR;

3. Annual tax returns;

4. Financial data necessary to update form N-1A;

5. Annual proxy statement;

6. Annual form N-CEN;

7. Prepare and File Form N-PORT.

     (e) Provide facilities to accommodate annual audit and any audits or examinations conducted by the Securities and Exchange Commission or any other governmental or quasi-governmental entities with jurisdiction.

MSS shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

2. FEES AND EXPENSES.

     (a) In consideration of the services to be performed by MSS pursuant to this Agreement, the Trust agrees to pay MSS the fees set forth in the fee schedule attached hereto as Exhibit A.

     (b) In addition to the fees paid under paragraph (a) above, the Trust agrees to reimburse MSS for out-of-pocket expenses or advances incurred by MSS in connection with the performance of its obligations under this Agreement. In addition, any other expenses incurred by MSS at the request or with the consent of the Trust will be reimbursed by the Trust.

     (c) The Trust agrees to pay all fees and reimbursable expenses within five days following the receipt of the respective billing notice.

3. LIMITATION OF LIABILITY OF MSS.

     (a) MSS shall be held to the exercise of reasonable care in carrying out the provisions of the Agreement, but shall not be liable to the Trust for any action taken or omitted by it in good faith without negligence, bad faith, willful misconduct or reckless disregard of its duties hereunder. It shall be entitled to rely upon and may act upon the accounting records and reports generated by the Trust, advice of the Trust, or of counsel for the Trust and upon statements of the Trust's independent accountants, and shall not be liable for any action reasonably taken or omitted pursuant to such records and reports or advice, provided that such action is not, to the knowledge of MSS, in violation of applicable federal or state laws or regulations, and provided further that such action is taken without negligence, bad faith, willful misconduct or reckless disregard of its duties.

     (b) Nothing herein contained shall be construed to protect MSS against any liability to the Trust to which MSS shall otherwise be subject by reason of willful misfeasance, bad faith, negligence in the performance of its duties to the Trust, reckless disregard of its obligations and duties under this Agreement or the willful violation of any applicable law.

     (c) Except as may otherwise be provided by applicable law, neither MSS nor its stockholders, officers, directors, employees or agents shall be subject to, and the Trust shall indemnify and hold such persons harmless from and against, any liability for and any damages, expenses or losses incurred by reason of the inaccuracy of information furnished to MSS by the Trust or its authorized agents.

4. REPORTS.

     (a) The Trust shall provide to MSS on a quarterly basis a report of a duly authorized officer of the Trust representing that all information furnished to MSS during the preceding quarter was true, complete and correct in all material respects. MSS shall not be responsible for the accuracy of any information furnished to it by the Trust or its authorized agents, and the Trust shall hold MSS harmless in regard to any liability incurred by reason of the inaccuracy of such information.

     (b) Whenever, in the course of performing its duties under this Agreement, MSS determines, on the basis of information supplied to MSS by the Trust or its authorized agents, that a violation of applicable law has occurred or that, to its knowledge, a possible violation of applicable law may have occurred or, with the passage of time, would occur, MSS shall promptly notify the Trust and its counsel of such violation.

5. ACTIVITIES OF MSS.

     The services of MSS under this Agreement are not to be deemed exclusive, and MSS shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

6. ACCOUNTS AND RECORDS.

     The accounts and records maintained by MSS shall be the property of the Trust, and shall be surrendered to the Trust promptly upon request by the Trust in the form in which such accounts and records have been maintained or preserved. MSS agrees to maintain a back-up set of accounts and records of the Trust (which back-up set shall be updated on at least a weekly basis) at a location other than that where the original accounts and records are stored. MSS shall assist the Trust's independent auditors, or, upon approval of the Trust, any regulatory body, in any requested review of the Trust's accounts and records. MSS shall preserve the accounts and records as they are required to be maintained and preserved by Rule 31a-1.

7. CONFIDENTIALITY.

     MSS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all other information germane thereto, as confidential and not to be disclosed to any person except as may be authorized by the Trust.

8. TERM OF AGREEMENT.

     (a) This Agreement shall become effective as of the date hereof and shall remain in force for a period of three years. This Agreement will automatically renew for successive annual terms unless one party provides written notice to the other party 90 days prior to the annual renewal date that the agreement will not be renewed. Each party to this Agreement has the option to terminate this Agreement during the initial three year term and any renewal period, without penalty, upon 90 days prior written notice.

     (b) Should the Trust exercise its right to terminate, all out-of-pocket expenses associated with the movements of records and material will be paid by the Trust. Additionally, MSS reserves the right to charge for any other reasonable expenses associated with such termination.

9. MISCELLANEOUS.

     (a) Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

     (b) The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Ohio as at the time in effect and the applicable provisions of the 1940 Act. To the extent that the applicable law of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

     (c) This Agreement may be amended by the parties hereto only if such amendment is in writing and signed by both parties.

     (d) This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

     (e) All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To the Trust:	To MSS:

Capital Management Investment Trust	Mutual Shareholder Services
140 Broadway, 44th Floor	8000 Town Centre Drive, Suite 400
New York, NY 10005	Broadview Heights, OH 44147

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Capital Management Investment Trust:	Mutual Shareholder Services, LLC:
By: /s/ W. Jameson McFadden	By: /s/ Gregory B. Getts
W. Jameson McFadden	Gregory B. Getts
Its: President	Its: President

Mutual Shareholder Services, LLC 8000 Town Centre Dr, Ste 400 Broadview Heights, OH 44117

Current Mutual Shareholder Services billing system:

Accounting Fees

If average value of fund is
between the following		Yearly Fee	Monthly Fee
-	25,000,000	22,200	1,850
25,000,000 50,000,000		31,700	2,642
50,000,000 75,000,000		37,450	3,121
75,000,000 100,000,000		43,200	3,600
100,000,000 125,000,000		48,950	4,079
125,000,000 150,000,000		54,700	4,558
150,000,000 200,000,000		60,450	5,038
200,000,000 300,000,000		$60,450 plus .01% on assets
		greater than $200,000,000
300,000,000 -		$70,450 plus .005% on assets
		greater than $300,000,000

Shareholder Servicing Fees

$11.50 annual fee per shareholder with a min of $775.00 charge per month

Blue Sky Servicing Fees 100.00 per state per filing Monthly pricing fees 30.00 per month/fund Additional fee include the following:

1)	Postage charged to send out statements and reports to shareholders

2)	Long distance phone calls,

	a.	Toll free number is $8.00/month (answered as MSS)

	b.	Toll free number is $27.00/month (answered as Fund ABC)

	c.	Usage charge is 3.5 cents per minute

3)	Offsite storage about 25 cents/month/box

4)	#10 windowed envelopes used to mail confirmations about 3.5 cents each

5)	Envelopes and labels used to mail reports to shareholders about 9 cents each

6)	The following are a non reoccurring fees

	a.	Cost to print blank confirmation statements (varies by amount)

	b.	Cost to buy a deposit stamp to endorse back of checks

	c.	Cost to print 250 blank checks about $45.00

7)	DDA fees charged by the Custodial Bank (varies about $50 to $300/month).

8)	Fund/Serve fees charged by NSCC $250/month + .03/trade

9)	Cost to produce annual, semi-annual reports and prospectus about $1.00/each